Exhibit 10.19

JOINT CONTENT LICENSE AGREEMENT

This JOINT CONTENT LICENSE AGREEMENT (the “Agreement”), dated February 1, 2018 (the “Effective Date”), is made by and between WPT Enterprises, Inc., a Delaware corporation, with offices located at 1920 Main Street, Suite 1150, Irvine, CA 92614 (“WPT”), and ZYNGA INC., a Delaware corporation with offices located at 699 8th Street, San Francisco CA, 94103 (“Zynga US”) and ZYNGA GAME IRELAND LIMITED, a limited company organized under the laws of Ireland, resident in Ireland and having its registered office located at The Oval, Building One, Third Floor 160 Shelbourne Road Ballsbridge 4 Co. Dublin Ireland (“Zynga Ireland,” and together with Zynga US and their respective Affiliates, “Zynga”).

In addition to the Definitions set forth in Section 1 of the Additional Provisions (attached and incorporated by reference), all capitalized terms used herein shall have the meanings set forth below.

In consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

BASIC PROVISIONS

1.	Joint Content License Relationship. Among other games, Zynga produces and distributes the ZYNGA POKER® game on a number of global platforms, including Apple iOS, Google Android, Facebook and the zynga.com website. The ZYNGA POKER® game features a Zynga Poker Tournaments Mode that Zynga can customize. Among other things, WPT is the creator of the World Poker Tour, WPT Tournaments and the WPT Invitational Tournaments. WPT Tournaments and WPT Invitational Tournaments are televised poker tournaments where a partner can promote its brand. The parties desire to work cooperatively, but independently, to use commercially reasonable efforts to engage in the marketing and promotional activities described in Exhibit A, including, but not limited to Zynga promoting the WPT brand in a WPT-branded Zynga Poker Tournament Mode, and WPT promoting the Zynga brand in WPT Tournaments and WPT Invitational Tournaments. This Agreement describes the terms of a content license and cooperative marketing relationship under which each party will independently or cooperatively engage in mutually agreed activities to promote each other’s products and services throughout the Territory (as defined below).

2.	Territory. The Territory for this Agreement is worldwide, but not including Asian countries (including, but not limited to, Bangladesh, Bhutan, Brunei, Cambodia, East Timor, Hong Kong, India, Indonesia, Japan, Laos, Macau, Malaysia, Maldives, Mongolia, Myanmar, Nepal, North Korea, Pakistan, People’s Republic of China, Philippines, Singapore, South Korea, Sri Lanka, Taiwan, Thailand, Vietnam). The parties acknowledge and agree that the rights granted hereunder by Zynga (a) with respect to the United States are granted to, held and exercised by Zynga US and (b) with respect to all other parts of the Territory are granted to, held and exercised by Zynga Ireland.

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3.	Term. This Agreement will be in effect for three (3) years from the Effective Date (“Initial Term”) unless terminated earlier in accordance with this Agreement. This Agreement shall automatically extend for an additional two (2) years on the same terms herein (“Renewal Term”) provided WPT receives payments greater than twelve million U.S. dollars ($12,000,000) within the Initial Term. The Initial Term and any such Renewal Term are collectively referred to as the “Term.”

4.	Annual Minimum Guarantee. Zynga will pay WPT three million U.S. dollars ($3,000,000) per year according to the following schedule (which the parties may alter upon mutual agreement) (the “Annual Minimum Guarantee”):

a.	Within thirty (30) days of executing this Agreement: $1.5M
b.	July 1, 2018: $1.5M
c.	January 1, 2019: $1.5M
d.	July 1, 2019: $1.5M
e.	January 1, 2020: $1.5M
f.	July 1, 2020: $1.5M

5.	Royalty. Zynga will pay to WPT ten percent (10%) of the cumulative Net Revenue (as defined in Section 3.b. of the Additional Provisions) (“Royalty”) from the WPT-branded Zynga Poker Tournament Mode or other such use of the WPT brand on the Zynga platform. Zynga shall not be required to pay the Royalty to the extent offset by the Annual Minimum Guarantee payments previously paid to WPT during the Term. Conversely, Zynga shall not be required to make Annual Minimum Guarantee payments to the extent offset by the Royalty previously paid to WPT during the Term.

The Additional Provisions and any attached Exhibits are incorporated by reference.

Signature page to follow.

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IN WITNESS WHEREOF

ZYNGA INC. Signature: ______________________ Name: _________________________ Title: __________________________	WPT ENTERPRISES, INC. Signature: _________________________ Name: ____________________________ Title: _____________________________
ZYNGA GAME IRELAND LIMITED Signature: ______________________ Name: _________________________ Title: __________________________

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ADDITIONAL PROVISIONS

The following Additional Provisions form part of the Agreement dated February 1, 2018 entered into by and between ZYNGA INC. and ZYNGA GAME IRELAND LIMITED and their respective affiliates (“Zynga”), and WPT Enterprises, Inc. (“WPT”).

1.	DEFINITIONS
a.	“Affiliate” means an entity, directly or indirectly, controlled by, controlling of, or under common control with a party, either now or in the future, and their respective successors and assigns.
b.	“Artwork” means, without limitation, all pictorial, graphic, visual, audio, audio-visual, digital, literary, animated, artistic, dramatic, sculptural, musical or any other type of creation or application, whether finished or not, including, without limitation, animation, drawings, designs, sketches, images, illustrations, film, video, electronic, digitized or computerized information, software, object code, source code, on-line elements, music, text, dialogue, stories, visuals, effects, scripts, voiceovers, logos, one-sheets, promotional pieces, packaging, display materials, printed materials, photographs, interstitials, notes, shot logs, character profiles and translations.
c.	“Agreement” means the Basic Provisions, these Additional Provisions, and any and all attached Exhibits.
d.	“Licensed Property” means those specific trademarks, service marks, publicity rights, copyrights, intellectual property rights, and any other items set forth in this Agreement, which the parties may utilize in connection with the marketing and promotional activities in Exhibit A. A list of the Licensed Property for each party is described in Exhibit B.
e.	“Annual Minimum Guarantee” means the guaranteed minimum amount due to WPT by Zynga in consideration of the rights granted herein, which amount may be recoupable from Royalties as set forth below and in the Basic Provisions.
f.	“Royalty” means the amount(s) set forth in the Basic Provisions and calculated as described in the Additional Provisions.
g.	“Term” means the term of this Agreement as set forth in the Basic Provisions.
h.	“Territory” means the territory throughout which the parties are authorized to engage in the marketing and promotional activities as described in Exhibit A and in the Basic Provisions.

2.	TRADEMARKS, APPROVALS, AND RESERVATION OF RIGHTS
a.	Materials. To the extent indicated on Exhibit A, each party will provide the other party with electronic files containing the Licensed Property of such party to be used under this Agreement, as specified in Exhibit B, if any.
b.	License by Zynga. Subject to the terms and conditions of this Agreement, Zynga grants to WPT a non-exclusive, non-assignable, non-sublicensable, royalty-free, paid up, limited worldwide license to use and display Zynga’s Licensed Property solely as necessary to perform WPT’s obligations under this Agreement and as specifically described on Exhibit A, in any and all media now known or hereafter devised, for the Term (subject to Section 7.e. of Additional Provisions).
c.	License by WPT. Subject to the terms and conditions of this Agreement, WPT grants to Zynga a non-exclusive, non-assignable, non-sublicensable, royalty-free, paid up, limited license in the Territory to use and display WPT’s Licensed Property solely as necessary to perform Zynga’s obligations under this Agreement and as specifically described on Exhibit A, for the Term.
d.	Trademark Guidelines. In its use of the Licensed Property of the other party (“Licensee”), each party (“Licensor”) will comply with any trademark usage guidelines that Licensor may communicate to Licensee from time to time. Each use of Licensor’s marks by Licensee will be accompanied by the appropriate trademark symbol (either “™” or “®”) and a legend specifying that such marks are trademarks of Licensor as specified on Exhibit B, and will be in accordance with Licensor’s then-current trademark usage policies as provided in writing to Licensee from time to time. Licensee will provide Licensor with copies of any materials bearing any of Licensor's marks as requested by Licensor from time to time. If Licensee’s use of any of Licensor’s marks, or if any material bearing such marks, does not comply with the then-current trademark usage policies provided in writing by Licensor, Licensee will promptly remedy such deficiencies upon receipt of written notice of such deficiencies from Licensor. Other than the express licenses granted herein with respect to each Licensor’s marks, nothing herein will grant to Licensee any other right, title or interest in Licensor’s marks. All goodwill resulting from Licensee’s use of Licensor's marks will inure solely to Licensor. Each party recognizes the great value of the publicity and good will associated with the Licensed Property and acknowledges that: (a) such good will is exclusively that of Licensor or Licensee, as applicable; and (b) the Licensed Property have acquired a secondary meaning as trademarks and/or identifications of Licensor or Licensee, as applicable, in the mind of the purchasing public. Licensee will not, at any time during or after this Agreement, register, attempt to register, claim any interest in, contest the use of, or otherwise adversely affect the validity of any of Licensor’s marks (including, without limitation, any act or assistance to any act, which may infringe or lead to the infringement of any such marks).

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e.	Approvals. The Licensed Property shall be displayed or used only in such form and in such manner as has been approved in writing (which may be by email) by Licensor pursuant to this Section 2 and Licensee shall ensure its usage of the Licensed Property solely as approved. Throughout the Term, including any renewals or extensions (if applicable), Licensee shall comply with reasonable quality standards, style guides and clear specifications communicated to Licensee and rights of approval of Licensor set forth in this Section 2 with respect to any and all of its usage of the Licensed Property. Subject to Licensor’s prior written approval of any applicable Licensed Property (hereinafter the “Approved Content”), all Conforming Content will be deemed approved by Licensor. “Conforming Content” means any and all elements of the Approved Content which (i) do not represent deviations in quality, style, look-and-feel or other aspects of use from the Approved Content and (ii) are consistent with the aesthetic style or tone of the Approved Content. The parties will come to agreement with respect to Exhibit A as to whether prior written approval is needed in every instance or whether it is not needed after the first instance has been approved in writing (e.g., given exigencies in television production business, it is reasonable that Zynga would approve the use of its brand conceptually in elements of an episode but not need to re-approve the use in a similar manner for every episode the brand is used in; and similarly, given exigencies in the social gaming business, it is reasonable that WPT would approve use of its brand conceptually in elements of the Zynga platform but not need to re-approve the use in a similar manner for every poker tournament the brand is used in).
i.	Licensee may use textual and/or pictorial matter pertaining to the Licensed Property on such promotional, display and advertising material as may, in Licensee’s reasonable judgment, promote the awareness, consumption and sale of the Licensed Property. All final advertising and promotional material using the Licensed Property must be submitted to Licensor for its prior written approval. All press releases respecting this Agreement or the relationship of the parties herein shall require prior written approval by the other party.
ii.	Licensor will use commercially reasonable efforts to provide approval and/or feedback within five (5) business days after its receipt of a creative submission, or re-submission, with respect to the Licensed Property or marketing materials; provided that: (a) if Licensor declines to approve any submission or re-submission, then it shall provide reasonably detailed feedback in order to enable Licensee to modify the Licensed Property or marketing material accordingly in order to address Licensor’s concerns and obtain Licensor’s approval, and (b) if Licensor fails to (1) approve or (2) disapprove and provide feedback within such timeframe, then such submission or re-submission is deemed to have been approved. No approval may be unreasonably withdrawn by Licensor once delivered.
iii.	Zynga shall advise WPT to Zynga’s knowledge as to which jurisdictions where it may be illegal to advertise Zynga’s Licensed Property (if any) given local laws or regulations.
iv.	WPT or its affiliates shall not authorize a Zynga Competitor to commercially exploit the Licensed Property in connection with social poker gaming via a license similar to the license granted herein for the Term. A “Zynga Competitor” means: 1) Aristocrat Technologies Australia Pty Ltd. Or Big Fish Games, Inc.; 2) HUUUGE Inc.; 3) Activision Blizzard, Inc., King.com Ltd. Or King.com (US) LLC; 4) Scientific Games Corporation; 5) Tencent Holdings Limited; and 6) Murka Ltd. The parties agree to work together in good faith to amend the definition of a Zynga Competitor if that meaning for Zynga reasonably changes during the Term.

f.	Reservation of Rights. The parties acknowledge and agree that, except for the rights and licenses expressly granted by each party to the other party under this Agreement, each party will retain all right, title and interest in and to its products, services, marks, copyrights or other intellectual property, and all content, information and other materials on its website(s), and nothing contained in this Agreement will be construed as conferring upon such party, by implication, operation of law or otherwise, any other license or other right.

3.	PAYMENT
a.	Annual Minimum Guarantee. Zynga will pay to WPT the Annual Minimum Guarantee as set forth in the Basic Provisions. The Annual Minimum Guarantee shall be recoupable from such Royalties as are, or have become, paid to WPT. For clarification, the Annual Minimum Guarantee will operate as an advance payment, such that when accrued Royalties exceed the Annual Minimum Guarantee payments already paid, then the excess Royalties will be paid by Zynga to WPT.
b.	Royalty. The Royalties to be paid by Zynga to WPT is the percentage of Net Revenue as set forth in Section 5 of the Basic Provisions. “Net Revenue(s)” shall be defined as one hundred percent (100%) of gross revenues and all other receivables of any kind whatsoever received by Zynga or any of Zynga’s affiliates attributable to the use of Paid Currency or in connection with the sale of Virtual Digital Goods derived from use of the WPT-brand on the Zynga platform, less the following actual and verifiable “Allowable Deductions”: (i) out-of-pocket, third-party payment processing and currency system fees, commissions, and platform distribution fees (e.g., Apple, Google or Facebook platform fees); (ii) any governmental taxes (e.g., VAT, excise or sales or use tax, etc.) arising in connection with related receipts, but excluding any taxes on Licensee’s net income; and (iii) charge-backs/refunds/cancellations/fraud. “Paid Currency” means virtual currency purchased using real money. “Virtual Digital Goods” means any virtual, digital representation of any actual or fictional thing or item within Zynga Poker, which is capable of being made available for distribution, placement, download or other display by electronic means. Any other deductions must be mutually agreed upon in advance and in writing by the parties.

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c.	Payment. All amounts payable and due will be made in U.S. dollars. If withholding taxes are required, Zynga may account for the required amount of such withholding taxes when calculating the Royalty or other payments payable prior to remittance to WPT. Zynga shall provide WPT with an official receipt or other equivalent documentation issued by the appropriate taxing authority or other evidence as is reasonably requested by WPT to establish that such taxes have been paid. Zynga shall pay all amounts accruing under this Agreement for any reporting period to WPT by check or wire transfer to the account specified by WPT in writing, concurrently with Zynga’s delivery of the applicable report under Section 3(d), provided that payments will only be paid if the amount owed to WPT for any reporting period is greater than five hundred dollars ($500.00). An amount due of less than five hundred dollars ($500.00) will be accumulated to the next payment and will be included in the amount to be paid to WPT on the next payment date, again provided that the amount owed to WPT in the subsequent month exceeds five hundred dollars ($500.00). Accumulated amounts do not accrue any interest.
d.	Reporting. Zynga will, within thirty (30) days of the end of each calendar quarter, commencing with the first full calendar quarter following the Effective Date, furnish WPT with complete statements containing the following information with respect to all Net Revenue from the use of the WPT-brand on the Zynga platform, during the preceding period covered by such statement: the Territory; the amount due WPT (or the remaining unrecouped Annual Minimum Guarantee balance as applicable); Net Revenue; Royalties rate; the distribution channels or portals, the platform, the territory(ies), and itemized Allowable Deductions (“Royalty Statement(s)”). The amount shown to be payable to WPT shall be paid simultaneously with the rendition of the respective Royalty Statement. The statements and payments remitted hereunder shall be delivered to WPT via email to the following email address: Deborah.Frazzetta@wpt.com (ATTN: Deborah Frazzetta, VP, Finance.
e.	Audit Rights. Zynga shall keep full, complete and accurate books of account and records (collectively “records”) covering all transactions relating to the subject matter of this Agreement in sufficient detail to enable the Royalties payable hereunder to be determined and verified. Zynga shall permit such records to be examined by authorized representatives of WPT, including such independent auditors as WPT may designate, during usual business hours, with advance notice, to verify to the extent necessary the Royalties paid hereunder, and WPT and its representatives shall use reasonable efforts to minimize disruptions to Zynga’s business. Prompt adjustment shall be made by Zynga to compensate for any errors or omissions disclosed by such examination. If the adjustment is more than $1,500 in favor, then out-of-pocket costs of such examination shall be borne by Zynga.
f.	No Other Charges or Expenses. Neither party will be liable to pay the other party any other types of charges or expenses not agreed to in this Agreement or any related amendment signed by the Parties.

4.	REPRESENTATIONS AND WARRANTIES; LIMITATIONS OF LIABILITY
a.	Each party represents and warrants to the other as follows: (i) it is duly authorized under applicable law and has the authority to enter into and perform this Agreement; (ii) this Agreement constitutes a valid and binding obligation of such party enforceable in accordance with its terms; (iii) the making of this Agreement by such party does not violate any agreement, right or obligation existing between such party and any third party; (iv) the marketing and promotional activities in Exhibit A shall not infringe or misappropriate third party rights, including, without limitation, any patent, trade name, trademark, copyright or other intellectual property or proprietary right and shall not invade or violate any right of privacy, publicity, personal or proprietary right, or other common law or statutory right, nor defame any person or entity in the United States and European Union (the “Principal Territories”), and to the knowledge of such party, outside the Principal Territories; provided that such party makes no representations regarding the Licensed Property or any other materials provided by Licensor as contemplated under this Agreement.
b.	DISCLAIMER. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER HEREOF, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY LEVEL OF BUSINESS OR SERVICE THAT MAY RESULT FROM THIS AGREEMENT, OR ANY WARRANTY OR CONDITION ARISING FROM ANY COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE IN THE INDUSTRY.
c.	LIMITATIONS ON LIABILITY/NO INJUNCTIVE RELIEF. EXCEPT IN CASES OF GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, INDEMNIFICATION CLAIMS UNDER SECTION 5 OR BREACHES OF SECTION 2 (TRADEMARKS), 8 (CONFIDENTIALITY), or 9 (NO AGENCY RELATIONSHIP), IN NO EVENT SHALL EITHER PARTY OR ITS OFFICERS, DIRECTORS, OR EMPLOYEES BE LIABLE TO THE OTHER PARTY IN CONNECTION WITH THE SUBJECT MATTER HEREOF, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, LOST PROFITS OR LOST REVENUE, WHETHER ARISING IN CONTRACT, TORT, NEGLIGENCE, STATUTE, OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY THEREOF. In no event shall the non-breaching party be entitled to equitable or injunctive relief of any kind.

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5.	INDEMNIFICATION
a.	WPT shall indemnify, defend, and hold harmless Zynga and its Affiliates, and the respective directors, officers and employees of the foregoing (the “Zynga Indemnified Parties”) from and against any and all third party claims, actions, suits, costs, liabilities, judgments, obligations, losses, penalties, expenses or damages (including, without limitation, reasonable legal fees and expenses) of whatsoever kind and nature imposed on, incurred by or asserted against any of the Zynga Indemnified Parties arising out of: (i) any breach or alleged breach by WPT of any representation, warranty or covenant made, by WPT pursuant to this Agreement; or (ii) WPT’s non-compliance with any applicable federal, state or local laws or with any applicable regulations in connection with its performance of this Agreement.
b.	Zynga shall indemnify, defend, and hold harmless WPT and its Affiliates, and the respective directors, officers and employees of the foregoing (the “WPT Indemnified Parties”) from and against any and all third party claims, actions, suits, costs, liabilities, judgments, obligations, losses, penalties, expenses or damages (including, without limitation, reasonable legal fees and expenses) of whatsoever kind and nature imposed on, incurred by or asserted against any of the WPT Indemnified Parties arising out: (i) any breach or alleged breach by Zynga of any representation, warranty or covenant made by Zynga pursuant to this Agreement; or (ii) Zynga’s non-compliance with any applicable federal, state or local laws or with any applicable regulations in connection with its performance of this Agreement.
c.	In order to seek or receive indemnification hereunder in cases involving third-party claims the party seeking indemnification (the “Indemnified Party”) must have promptly notified the other (the “Indemnifying Party”) of any claim or litigation of which the Indemnified Party is aware and to which the indemnification relates; and the Indemnified Party must reasonably cooperate with Indemnifying Party in the defense or settlement of such claim or litigation. With regard to any claim or litigation to which the Indemnifying Party itself is not a party, the Indemnifying Party must have afforded the Indemnified Party the opportunity to participate in any compromise, settlement, litigation or other resolution or disposition of such claim or litigation.

6.	TERMINATION
a.	Each party shall have the right at any time to terminate this Agreement without prejudice to any rights which it may have, whether pursuant to the provisions of this Agreement or otherwise in law or in equity or otherwise, upon the occurrence of any one or more of the following events:
i.	The other party breaches or fails to perform any of its material obligations provided for in this Agreement;
ii.	The other party is unable to pay its debts when due, or makes any assignment for the benefit of creditors, or files any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place, or has or suffers a receiver or trustee to be appointed for its business or property, or is adjudicated a bankrupt or an insolvent; or
iii.	The other party asserts any rights in or to the terminating party’s intellectual property in violation of this Agreement.
a.	In the event that any of these events of default should occur and a party elects to exercise its right to terminate this Agreement, such party shall give notice of termination in writing to the other party, which notice shall specify in reasonable detail the event(s) of default that give rise to such termination. The other party shall have thirty (30) days from the effective date of such notice in which to correct any such default(s) (except those which are not curable), and failing such correction by the end of such thirty (30) day cure period, this Agreement shall thereupon immediately terminate.

7.	RIGHTS AND OBLIGATIONS UPON TERMINATION OR EXPIRATION. Upon expiration or termination of this Agreement:
a.	All rights granted to WPT by Zynga shall immediately revert to Zynga, and WPT shall promptly cease any and all marketing and promotional activities using Zynga’s Licensed Property.
b.	All rights granted to Zynga by WPT shall immediately revert to WPT, and Zynga shall promptly cease any and all marketing and promotional activities using WPT’s Licensed Property.
c.	Notwithstanding the foregoing, for each end user that previously downloaded a Zynga game that includes WPT’s Licensed Property, and stored such Zynga game within such end user’s device, WPT grants a license and right to continue to use, activate, operate, perform, store, use and display that game on the end user’s device in perpetuity at no additional charge; provided, however, that Zynga shall use best efforts to offer end users updates to its games which no longer include WPT’s Licensed Property after the Term.
d.	Notwithstanding any termination of this Agreement, nothing herein will obligate Zynga, any users of a Zynga game that includes WPT’s Licensed Property or any third party platform or distribution partners to remove from the publicly available content regarding Zynga services or any user accounts with Zynga, any of the references to user interactions, experience points, achievements, item purchases or other engagements or metrics in the Zynga game(s) that were generated prior to the expiration or termination of this Agreement.

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e.	Notwithstanding any termination of this Agreement, any Approved Content that includes Zynga’s Licensed Property may remain in perpetuity in any media in which such Licensed Property was integrated into during the Term (e.g., televised WPT Tournaments or WPT Invitational Tournaments, social media posts, repurposed integrations for “best of” television programs) or for historical purposes (e.g., reference on WPT’s website that Zynga-sponsored tour events took place as part of the tour).
f.	Sections 1, 3-7, and 8-10 of the Additional Provisions shall survive termination or expiration of this Agreement.

8.	CONFIDENTIALITY. The parties acknowledge and agree that the subject matter of this Agreement constitutes “Business Purpose” and this Agreement and any Exhibits hereunder are “Confidential Information” of the parties as defined as “Information” in the Non-Disclosure Agreement between the parties dated August 24, 2017, and accordingly the restrictions relating to confidentiality and use thereof provided in the Non-Disclosure Agreement apply to any party’s Confidential Information disclosed pursuant to this Agreement. In the event of a conflict between the Non-Disclosure Agreement and this Agreement, the terms of this Agreement will govern.

9.	INDEPENDENT CONTRACTORS. The parties are independent contractors with respect to each other and nothing herein shall create any association, partnership, joint venture or agency relationship between them. Neither party shall have the right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third persons.

10.	MISCELLANEOUS
a.	Insurance. Each party agrees to carry liability insurance sufficient to cover the risks posed under this Agreement.
b.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together but one and the same document.
c.	Notices. All notices and other communications given hereunder shall be in writing and shall be sent by courier service, express mail, personal delivery or mail to the respective addresses of the parties set forth above (or at such other address as such party may designate by notice to the other party). A copy of any notice to WPT shall also be sent to WPT Enterprises, Inc., ATTN: Legal, 1920 Main Street, Suite 1150, Irvine, CA 92614. A copy of any notice to Zynga shall also be sent to Office of the General Counsel, Zynga Inc., 699 8th Street, San Francisco, CA 94103 with a copy to legalnotices@zynga.com. Notice shall be deemed given as follows: upon delivery if sent by courier service, express mail or personal delivery; and five (5) days after the date of mailing, postage prepaid, certified or registered mail if sent by mail.
d.	Entire Agreement. This Agreement contains the full and complete understanding between the parties hereto with respect to the license granted hereunder and supersedes all prior agreements and understandings, whether written or oral, pertaining thereto. This Agreement cannot be modified except by a written instrument signed by each party hereto.
e.	Waiver. No waiver of any term or condition of this Agreement shall be construed as a waiver of any other term or condition and no waiver of any default under this Agreement shall be construed as a waiver of any other default.
f.	Force Majeure. In the event that either party is prevented from engaging in the marketing and promotional activities in Exhibit A manufacturing, distributing or selling the Licensed Property because of any act of God; unavoidable accident; fire, epidemic; strike, lockout, or other labor dispute; war, riot or civil commotion; act of public enemy; enactment of any rule, law, order or act of government or governmental instrumentality (whether federal, state, local or foreign); or other cause beyond such party’s control, and such condition continues for a period of two (2) months or more, either party hereto shall have the right to terminate this Agreement effective at any time during the continuation of such condition by giving the other party at least thirty (30) days’ notice to such effect. In such event, all payments made shall become immediately due and payable and this Agreement shall be automatically terminated.
g.	Governing Law and Forum. This Agreement will for all purposes be governed by and interpreted in accordance with the laws of the State of California without giving effect to any conflict of laws principles that require the application of the laws of a different state. Each of the parties hereto (i) irrevocably agrees that the federal and state courts in the Northern District of California shall have sole and exclusive jurisdiction over any suit or other proceeding arising out of or based upon this Agreement, (ii) submits to the venue and jurisdiction of such courts, and (iii) irrevocably consents to personal jurisdiction by such courts.
h.	Assignment. This Agreement shall bind and inure to the benefit of each party, its successors and assigns. Without the prior written consent of the other party, neither party shall assign or transfer any of its rights or obligations hereunder, in whole or in part, to any third party, and any purported assignment without such prior written consent shall be null and void and of no force and effect; except that notice, but no consent shall be required for such assignment or transfer in connection with an internal reorganization or sale of the transferring party, including by merger or other business combination, or a sale of substantially all of the assets of the transferring party. None of either party’s rights hereunder shall devolve by operation of law or otherwise upon any receiver, liquidator, trustee or other party.
i.	Severability. In case any one or more of the terms contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable terms with valid terms the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable terms.

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EXHIBIT A

MARKETING AND PROMOTIONAL ACTIVITIES

(the parties mutually agree to provide additional details and commitments)

BY WPT:

WPT shall promote the Zynga brand in the following activities:

●	Prominent display of the Zynga or Zynga Poker brand in WPT Tournaments and WPT Invitational Tournaments, subject to venue approval, network approval and inventory space given existing sponsorship deals

BY ZYNGA:

Zynga shall promote the WPT brand in the following activities:

●	Creation of a WPT-branded Zynga Poker Tournament Mode playable in the Zynga Poker game or other such use of the WPT brand on the Zynga platform as Zynga determines

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EXHIBIT B

LICENSED PROPERTY

(the parties mutually agree to provide additional details on allowable IP)

WPT MARKS:

●	WPT®
●	WORLD POKER TOUR®

ZYNGA MARKS:

●	ZYNGA®
●	ZYNGA POKER®

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